EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-45260 and Form S-8 No. 333-62032) pertaining to the 1998 Stock Option and Restricted Stock Plan and the Registration Statement (Form S-8 No. 333-45262) pertaining to the 2000 Employee Stock Purchase Plan and the Registration Statement (Form S-8 No. 333-62024) pertaining to the 2001 Supplemental Stock Option Plan of Airspan Networks, Inc. of our report dated February 4, 2004, with respect to the consolidated financial statements and schedule of Airspan Networks, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

London, England
March 29, 2004